EXHIBIT 99

To the Shareholders of Piccadilly Cafeterias, Inc.:

            Our Company, like the entire restaurant industry, faces challenging times. As a Board, we are on a mission to take such measures as are available to us to meet these challenges and to secure a better future for our shareholders and for our employees. We cannot promise future success, but we can assure you that the full attention of the Board, and a total effort by management, has and will continue to be focused on this mission.

            You are no doubt aware that the Company confronts an underperforming economy in many of our market areas and an intensely competitive family dining segment in general. To meet these challenges, the Board has devoted its time and effort: (a) to identify and analyze, in depth, the underlying external and internal factors contributing to the Company's performance; (b) to evaluate, honestly and objectively, the Company’s future prospects and opportunities; and, (c) where appropriate, to implement measures that are intended to restore investor confidence and shareholder value. We hope to chart a course that will produce long-term benefits to the shareholders. Unfortunately, quick fixes will not yield long-term results, and we know that you share with us a desire for sustained improvement rather than overnight success.

            We would like to take this opportunity to review with you several of the steps that the Board and management have taken and will continue to take in an effort to realize our common goal of restoring Piccadilly as a relevant and frequent choice of the consumer.

Restructuring of Balance Sheet

            A principal focus since mid-2000 has been to strengthen the Company’s balance sheet and secure a credit facility that would adequately serve the Company’s liquidity requirements. This process commenced with the December 2000 issuance by the Company of its 12% senior notes maturing in 2007, the proceeds of which were used to retire a previous credit facility that was scheduled to expire. Subsequently, the Company engaged in two sale-leaseback transactions involving 18 of its owned properties, the proceeds of which were used to retire approximately $29.9 million of the senior notes. Under the terms of the notes, the Company has used a significant portion of its annual excess cash flow to further reduce the outstanding balance of the senior debt, such that at December 31, 2002, approximately $36.5 million remained outstanding. Finally, in December 2001, the Company completed a $20 million senior credit facility with Foothill Capital Corporation, which credit facility expires on December 21, 2004.

            All of these steps were important building blocks necessary to secure the Company’s financial footing and to provide a proper framework for management to focus on rebuilding the Company’s core business.

Corporate Governance

            Effective corporate governance has long been a hallmark of Piccadilly. The Company has had an active, participating Board that is dominated by independent directors. Piccadilly's Board has been comprised of a majority of outside directors since 1995 - long before Board independence became a central focus of corporate governance. To further strengthen the Board's independence and ability to effectively supervise management, the office of Chief Executive Officer and Chairman of the Board was separated in August of 2002, at which time I became Chairman. This step further accentuated the Board's role as an independent governing body to which management is held accountable. Furthermore, we believe that a Board can only be successful if each of its members is devoted to fulfilling the responsibilities entrusted to them by the Company's shareholders. To that end, the Board of Directors meets frequently each year, as do the various Board committees that have been established to oversee particular corporate functions. Given the challenges confronting the Company, during fiscal year 2002, the Board met 21 times, the Executive Committee met 22 times, and the Audit Committee and the Compensation Committee each met six times. In furtherance of our commitment to being at the forefront of good and effective corporate governance, we established a Corporate Governance Committee in early 2002, which is chaired by an independent director. We believe that all of these measures demonstrate a Board and corporate philosophy that promotes effective supervision and oversight of management by an independent Board.

New Management Team Members

            Since March of 2001, we have recruited new members to our management team who we believe brings the right mix of skills, experience and new perspective necessary to push the Company forward as it continues to meet the competitive challenges of the market place.

•	Azam Malik was appointed President and Chief Operating Officer in March of 2001. Mr. Malik has vast prior experience in managing and operating restaurant chain concepts and has been credited with implementing business plans and concepts that have turned underperforming chains into profitable business centers.

•	Brian Dixon, who was appointed Executive Vice President of Marketing in July of 2001, has a successful track record in developing and executing marketing programs to build market share, revitalize customer image, and create brand growth and vitality.

•	Larry Reeher was appointed Executive Vice President of Human Resources and Training in October of 2001, where he has focused on developing a loyal employee base dedicated to providing first rate service to Piccadilly's customers.

Our Focus on Sales Building

            Of course, the most critical component to our future success is building sales. To that end, we have implemented several initiatives designed to increase our overall appeal as a restaurant choice and consumer alternative. Our efforts have been on multiple fronts, but two areas in particular are worth noting.

•	Remodeled Units. We have undertaken a limited number of restaurant remodelings in several of our larger markets. Specifically, we have updated the exterior and interior of these restaurant units to provide a more contemporary environment for our customers, with the intent of attracting a larger customer base that visits our restaurants more frequently. The new design features brighter colors, new carpeting, new photography, new menu boards and point of purchase materials, new uniforms for our team members, and new exterior awnings and signs. Early sales trends for this group of remodeled restaurants have been positive, reflecting, in our view, a positive customer reaction to these changes.

•	Customer Outreach. We continue to explore ways to bring our high-quality menu offerings to the broadest customer base. We start with one huge advantage - a sizeable and loyal base of repeat customers who appreciate the quality, diversity and value of a Piccadilly dining experience. At the same time, it is obvious that we must continue to expand our customer base, and make our restaurants a first choice for all ages and lifestyles. In November of 2001, the Company retained Fletcher-Martin-Ewing to run its advertising campaigns. Piccadilly and Fletcher have worked together to establish quarterly marketing campaigns to increase awareness and target a younger audience. Television and radio advertising have been utilized in three of the last four quarters, including the present quarter. We hope that these marketing efforts will yield positive results. In addition, the Company has developed new menu choices and products promotions, including specialty nights where popular menu items are offered at a discounted price. The "Dilly Dish" has been returned to Piccadilly's menu - a classic item that has proven to be a customer favorite. Our number one task in the months ahead will be to increase public awareness of our product and guarantee customer satisfaction to capture new and repeat business.

            As you can see, there is much work being done and more to do. Each Board member is fully engaged in searching for and finding answers to the challenges that lie ahead. We welcome your ideas and appreciate your continuing support for these efforts.

/s/ Joseph H. Campbell, Jr.
Joseph H. Campbell, Jr.
Chairman of the Board